Exhibit 10.1

CELL CULTURE AUTOMATION AGREEMENT

THIS CELL CULTURE AUTOMATION AGREEMENT (“Agreement”) is made effective as of May 13 (“Effective Date”) by and between International Stem Cell Corporation, 2595 Jason Ct, Oceanside, California 92056, USA (“ISCO”) and The Automation Partnership (Cambridge) Limited, York Way, Royston, Hertfordshire, SG8 5WY UK (“TAP”) (together the “Parties”, each a “Party”).

1. Affiliation and Term. ISCO hereby retains TAP, and TAP hereby accepts such retention, commencing as of the Effective Date and continuing for as long as there is an active project between the parties as described in a current exhibit (“Exhibit”) and unless terminated in accordance with Sections 5 or 10 of this Agreement (the “Term”).

2. Services. TAP shall serve as a cell culture automation collaborator to ISCO and its subsidiaries and affiliates and perform services (“Services”) as set forth in an active Exhibit attached to this Agreement. TAP shall be available to perform the Services on normal commercial terms at all reasonable times during the Term as may be requested by ISCO. Detailed contractual and technical terms covering the Services will be agreed by the Parties before each package of Services commences.

3. Reporting and Ownership of Work Product. All work undertaken by TAP as part of the Services shall be ISCO’s property to the extent it is specific to ISCO’s processes and is not TAP’s property prior to the Effective Date (“ISCO Work Product”). All work undertaken by TAP as part of the Services shall be TAP’s property to the extent it is generally applicable for cell culture automation (“TAP Work Product”). “Work Product” shall mean any ideas, inventions, original works of authorship, developments, improvements, or processes, solely or jointly conceived, developed or reduced to practice by TAP or TAP’s employees or agents, which arise out of, relate to or result from the Services. TAP hereby assigns to ISCO all of TAP’s right, title and interest in and to ISCO Work Product (including without limitation all intellectual property rights associated therewith) and acknowledges and agrees that such Work Product is the sole and exclusive property of ISCO. TAP further acknowledges that all original works of authorship (also “Work Product”), which are protectable by copyright are “works made for hire” within the meaning of Title 17 of the United States Code. TAP shall make prompt and full written disclosure to ISCO of any ISCO Work Product. TAP shall, at ISCO’s request and expense, execute documents and perform such acts as ISCO may deem necessary to confirm all right, title and interest throughout the world, in and to any ISCO Work Product, and all patents, copyrights and other applicable statutory protections thereon, and enable and assist ISCO in procuring, maintaining, enforcing and defending patents, copyrights and other statutory protections throughout the world on any such ISCO Work Product. TAP agrees to maintain adequate and current written records (in such format as may be specified by ISCO) of any conception, development or reduction to practice of any ISCO Work Product. All such written records shall be available to and remain the sole property of ISCO at all times.

4. Compensation. ISCO shall pay TAP for the Services in accordance with the terms set forth in each Exhibit (“Fees”). Such Services and Fees will typically be subject to ISCO and TAP securing funded contracts with third parties, e.g. corporations, countries and regions. Each party will cover their own expenses in seeking to secure such funding. Detailed contractual terms covering the Fees will be agreed by the Parties before each package of Services commences.

5. Other Engagements. During the term of this Agreement, TAP may be engaged by one or more third parties where there is the potential to be in conflict with the interests of ISCO so long as TAP promptly notifies ISCO of the name of such third party and the nature of the services to be performed for them that have potential to be in conflict with the interests of ISCO, and provided that TAP’s terms of business with such third party ensures that ISCO’s interests under the applicable provisions of this Agreement are protected, including, without limitation, sections 3 and 6 hereof. TAP represents that TAP is not and shall not become a party to any agreement which conflicts with TAP’s duties hereunder. TAP shall use its best efforts to segregate work done under this Agreement from work performed for any third party or done with government funding, so as to minimize any questions of disclosure or ownership of rights concerning any Work Product or Confidential Information. ISCO may terminate this Agreement immediately on payment of all sums then due and owing to TAP if, in its sole opinion, TAP’s performance of such work or engagement by a third party may conflict with ISCO’s interests.

6. Confidentiality. TAP agrees that during the term of this Agreement and any subsequent extensions, and for a period of five (5) years thereafter, TAP shall not disclose without the prior written consent of ISCO, any ISCO Confidential Information. “Confidential Information” shall mean all information and/or trade secrets relating to ISCO’s management, business, operations, technology, products or business plans, which TAP knows or has reason to know is regarded as confidential by ISCO and includes without limitation ISCO Work Product and the terms of this Agreement. Confidential Information shall not include information that TAP can demonstrate (i) has become part of the public domain other than through breach of this Agreement, (ii) TAP knew prior to its disclosure to TAP by ISCO, or (iii) TAP learned from a third party source having no duty of confidentiality to ISCO. TAP may lecture upon, disseminate and publish under TAP’s name scientific papers arising from the work done in the course of performance of services for ISCO hereunder, but only upon the prior written approval of ISCO, not to be unreasonably withheld. Appropriate credit will be given to ISCO in any publication.

7. Warranty. Each Party represents and warrants to the other that they have full power and authority to enter into and perform this Agreement without conflict with any other Agreement to which they are a party. Each Party also covenants that they shall not enter into any agreement, or engage in any conduct, which conflicts with, or prevents the performance of, their duties and obligations hereunder.

8. Notice. Any notice to ISCO hereunder shall be made in writing at the address set forth below:

INTERNATIONAL STEM CELL CORPORATION

2595 Jason Court

Oceanside, CA 92056

Attn: Brian Lundstrom

E-mail: bl@intlstemcell.com

Any notice to TAP hereunder shall be made in writing at the address set forth above. Notices hereunder shall be mailed, postage and fees prepaid, registered or certified mail with a return receipt requested; delivered to a nationally recognized carrier for next business day delivery; or sent by telex facsimile transmission and shall be deemed effective upon delivery.

9. Invoices. TAP shall submit invoices to ISCO at timings agreed prior to commencement of work packages under this Agreement setting forth, in reasonable detail and with eligible receipts, qualified expenses incurred by TAP in the performance of Services under and Exhibit.

10. Termination. This Agreement may be terminated by either Party upon thirty (30) days written notice to the other subject to payment of any sumes then due and owing to the other; provided that, if TAP breaches any of the terms of this Agreement, ISCO may, in addition to any other remedy, terminate TAP’s services immediately upon written notice to TAP and provided that termination by TAP is subject to the detailed terms agreed in relation to the package of Services then in progress. One copy of all written materials prepared by TAP in the course of TAP’s services hereunder shall be delivered to ISCO by TAP promptly after termination of this Agreement or at such earlier time as ISCO may request, together with all written materials, if any, furnished by ISCO to TAP in connection with TAP’s services. The terms and obligations of paragraphs 3 and 6 shall survive termination of this Agreement.

11. Miscellaneous.

11.1 Not an Employee. TAP is an independent partner and is not an employee or agent of ISCO. TAP shall be entitled to no benefits or compensation from ISCO except as set forth in this Agreement. TAP shall be solely responsible for any taxes or other similar charges relating to any compensation paid to TAP under this Agreement.

11.2 Assignment. This Agreement shall not be assignable by TAP except with the prior written consent of the ISCO in its sole discretion. Except as otherwise provided above, this Agreement shall inure to the benefit of and shall be binding upon the successors and the assigns of the parties.

11.3 Severability. If any provision of this Agreement is deemed invalid, all other provisions shall remain in full force and effect.

11.4 Waiver of Breach. The waiver by any party of the breach of any provision of this Agreement by the other party or the failure of any party to exercise any right granted to it hereunder shall not operate or be construed as the waiver of any subsequent breach by such other party nor the waiver of the right to exercise any such right.

11.5 Entire Agreement. This Agreement contains the entire agreement of the parties concerning the subject matter hereof. This Agreement supersedes all prior discussions, negotiations, promises, and agreements. This Agreement can be amended or modified only in a subsequent written document signed by the parties.

11.6 Applicable Law. This Agreement is entered into and executed in the State of California and shall be governed by the laws of such State.

11.7 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.8 Headings. The paragraph and subparagraph headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

11.9 Further Assurances. Each party shall, from time to time, and without charge to the other party, take such additional actions and execute, deliver and file such additional instruments as may be reasonably required to give effect to the transactions contemplated by this Agreement.

11.10 Press Releases. ISCO shall have the right to prepare and distribute press releases or other communications announcing the existence of this Agreement and the subject matter hereof and other relevant information subject to TAP’s prior agreement not to be unreasonably withheld or delayed.

11.11 Compliance with Law. TAP shall, at all times during the Term, perform the Services hereunder in compliance with all applicable federal, state and local laws and regulations.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

International Stem Cell Corporation, Inc.	The Automation Partnership (Cambridge) Limited

Signature	Signature

Andrey Semechkin, CEO	Nick Cooke, COO

EXHIBIT “Cornea cell culture automation - Version 1”

Background

ISCO uses stem cells to culture live, standardized, human cornea-like tissue as a potential organ substitute for cornea transplantation (“Cornea Product”). This tissue may be produced in practically unlimited amounts and thus offset the substantial shortage of human donor-based material in most countries outside the US today, including Asia and Europe. Besides such therapeutic use, the Cornea Product may also offer a replacement for the millions of animal eyes used worldwide in vitro and in vivo to test chemicals and consumer products.

TAP is a leader in cell culture automation and is interested in being a strategic partner for ISCO on the automation and scale-up of Cornea Product production. This Exhibit version 1 and various subsequent versions thereof from time to time, as mutually agreed by ISCO and TAP in writing, shall govern the relationship.

Contingencies

The following Services and Fees are entirely subject to ISCO and TAP securing funded contracts with third parties, e.g. EU grants and/or international corporations.

Services and Fees, Phase 1: Design

Phase I will last approximately one year and involve the following primary activities:

1.	Formalization of Cornea Product synthesis and characterization, including establishment of repeatable protocols by ISCO and joint determination by ISCO and TAP of which protocol elements should be automated and which are best left as manual tasks (considering both technical challenges and value proposition for each element).

2.	Joint establishment of a User Requirements Specification (“URS”) with formalized automation requirements that meet ISCO’s needs and describe what outputs are required from each element of automation and constraints around any solution.

3.	TAP establishment of hardware and software key technical challenges and solutions. ISCO contribution to ensure that the solutions being considered meet ISCO’s objectives.

4.	TAP construction of a Functional Requirements Specification (“FRS”) that describes how automation will match the URS. TAP will outline how the IQ/OQ documentation and risk assessments will be carried out to support ISCO’s validation requirements.

By the end of Phase 1, TAP and ISCO will have agreed on exactly where automation needs to fit in the processes and how it will achieve its objectives. TAP will have investigated the technology sufficiently to remove or reduce risk for the remaining phases. Estimated cost: $85,000.

Services and Fees, Phase 2: Process-specific automation

The goal of Phase 2 will be to build a prototype of the specialized instrument meeting the URS and FRS resulting from Phase 1. Doing this before delivering capability for scale-up of cell colony culture has two primary benefits:

1.	The novel elements are produced first, reducing overall program risk.

2.	Upstream scale-up is deferred until it is needed.

It is anticipated that this instrument will be based on a TAP plate-based cell maintenance system currently in the concept phase, customized to accommodate the cGMP, rolling culture and other aspects of the Cornea Product process. TAP will supply IQ/OQ documentation with the system as a part of the Agreement. Additional instruments of the same design would be available with IQ/OQ documentation for subsequent purchase and installation. Estimated cost: $435,000 (plus any time and material fees required to support validation over and above the risk based IQ/OQ documentation).

Services and Fees, Phase 3: Scale-up automation

The goal of Phase 3 is to produce, operate and transfer to an alternate site and team the customized automation equipment (“Equipment”), likely a cGMP version of CompacT CellBase. Estimated cost: $975,000.

The CompacT CellBase has been in use in laboratories since 2005 with more than 25 units now in operation. The standard instrument is 1996mm in length x 1118mm in width. The CompacT CellBase requires access at the front only, with clearance for opening the doors bringing the overall depth to 2033mm. The instrument requires three-phase power and weighs 1150 kg empty in its standard configuration. Additional facility needs (temperature, ventilation, gas supply, etc.) are described in “TAP-9052-07-001 Building Services Specification Issue 2.15”.

IN WITNESS WHEREOF, the parties have executed this Exhibit, “Cornea cell culture automation - Version 1”, effective on the latter of the signature dates below.

International Stem Cell Corporation, Inc.	The Automation Partnership, LLC.

Date	Date

Signature	Signature

Andrey Semechkin, CEO	Nick Cooke, COO